Elizabeth J. Austin       Elliott B. Pollack         Christian G. Beltz
Raymond E. Baldwin, Jr.   Michael G. Proctor         M. Juliet Bonazzoli
Collin P. Baron           Thomas A. Rouse            Katherine E. Caulfield
Debpraj S. Breck          Katharine B. Sacks         Alan J. Cohen
Charles K. Campbell, Jr.  Alan I. Scheer             Katherine Dowd
Frank B. Cleary           Gregory F. Servodidio      Scott E. Gottlieb
Sheila Anne Denton        Ronald Case Sharp          Holly G. Gydus
Colin M. Gershon          James T. Shearin           Matthew M. Hausman
Lawrence J. Golden        H. William Shure           Matthew P. Lundy
Irve J. Goldman           Randall M. Skigen          Norma R. Mandulak
Nancy A. D. Hancock       Christopher J. Smith       Jennifer T. McGrath
David O. Jackson          John F. Stafstrom, Jr.     Julie A. Morgan
George J. Kasper          James B. Stewart           Peter S. Olson
Michael A. Kurs           Grove W. Stoddard          Gerald C. Pia, Jr.
Nancy DeFonce Lapera      Marshall J. Touponse       Mary Beth Kasper Rapice
Michael N. LaVelle        James W. Venman            Brian C. Roche
Joseph M. Lodato          John R. Ward               Joseph P. Sargent
Thomas E. Maxwell, III    William J. Wenzel          Marci J. Silverman
Edward P. McCreery, III   James P. White, Jr.        Patricia Squires
Andrew J. McDonald        Marjorie Wilder            Lori L. Underberger
Herbert H. Moorin               _______              Aimee J. Wood
D. Robert Morris
Marie V. Phelan           Samuel A. Gilliland
                              (1930-1994)
                                _______


PULLMAN & COMLEY, LLC
Attorneys at Law




March 26, 2001





Connecticut RRB Special Purpose Trust CL&P-1
c/o First Union Trust Company, National Association
One Rodney Square, Suite 102
920 King Street
Wilmington, DE   19801

            RE: CONNECTICUT RRB SPECIAL PURPOSE TRUST CL&P-1
                RATE REDUCTION CERTIFICATES

Ladies and Gentlemen:

            We have acted as special counsel to Connecticut RRB Special Purpose Trust CL&P-1 (the "Trust"), a business trust established under the Delaware Business Trust Act (Chapter 38 of Title 12 of the Delaware Code, 12 DEL. C., ss. 3801 ET SEQ.) pursuant to a Declaration of Trust (the "Declaration of Trust") to be executed hereafter, in connection with the proposed issuance by the Trust of up to $1,550,000,000 principal amount of its Rate Reduction Certificates (the "Certificates"). The Certificates will be issued pursuant to a Certificate Indenture (the "Certificate Indenture") to be executed hereafter by and between the Trust and First Union Trust Company, National Association, as Certificate Trustee (the "Certificate Trustee"). Upon issuance, the Certificates will represent fractional undivided beneficial interests in corresponding Notes (the "Notes") purchased by the Trust from CL&P Funding LLC (the "SPE"), together with all payments on the Notes, and, with respect to floating rate certificates, a swap agreement. The Notes will be secured by a security interest in transition property (as described below), together with certain other property of the SPE. Transition property is a property right created under Connecticut Public Act No 98-28 (the "Restructuring Legislation") representing the irrevocable right of Connecticut Light & Power or its assignee to receive a certain nonbypassable charge (as adjusted from time to time) (the "RRB Charge") from certain retail customers of Connecticut Light and Power's distribution system. Pursuant to the Restructuring Legislation and the decision of the Connecticut Department of Public Utility Control in Docket No. 00-05-01 "Application of the Connecticut Light and Power Company for Approval of the Issuance of Rate Reduction Bonds and Related Transactions", November 8, 2000, and supplemented December 12, 2000 (collectively the "Financing Order"), the owner of the transition property is entitled to


     850 MAIN STREET P.O. BOX 7006 BRIDGEPORT, CT 06601-7006 (203) 330-2000
                               FAX (203) 576-8888
     200 PEQUOT AVENUE P.O. BOX 510 SOUTHPORT, CT 06490-0510 (203) 254-5000
                               FAX (203) 254-5070
  ONE CENTURY TOWER 265 CHURCH STREET NEW HAVEN, CT 06510-7000 (203) 773-3006
                               FAX (203) 776-7075
          90 STATE HOUSE SQUARE HARTFORD, CT 06103-3702 (860) 424-4300
                               FAX (860) 424-4370
            50 BEDFORD STREET, STAMFORD, CT 06901-1743 (203) 324-5000
                               FAX (203) 363-8659
assess the charge until it has received payments from customers sufficient to retire all Outstanding Notes and Certificates and to pay fees and expenses of servicing and retiring the Notes and Certificates. We have also acted as special counsel to the Treasurer of the State of Connecticut (the "Treasurer") as settlor of the Trust in connection with the issuance of the Certificates. The Trust has been designated a "financing entity" by the Treasurer acting as the finance authority pursuant to the Restructuring Legislation and the Certificates constitute "rate reduction bonds" under the Restructuring Legislation. The holders of beneficial interests of the Trust will be the Certificateholders. Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the Certificate Indenture.

            We have assumed for the purposes of this opinion that the Certificates and related documents are executed in substantially the form we have examined and the transactions contemplated to occur under the Registration Statement (referred to below) in fact occur in accordance with the terms thereof.

            We have been asked whether the legislature or the voters of the State of Connecticut (the "State"), could amend the Restructuring Legislation or otherwise enact legislation that would have the effect of substantially impairing the rights of the owners of the Certificates. For the reasons and subject to the limitations set forth below, we do not believe that the legislature or voters could do so.

            The Restructuring Legislation provides, in pertinent part, that:

                Except as otherwise provided in this subsection, the State of Connecticut does hereby pledge and agree with the owners of transition property and holders of rate reduction bonds that the state shall neither limit nor alter the competitive transition assessment, transition property, financing orders, and all rights thereunder until the obligations, together with the interest thereon, are fully met and discharged, provided nothing contained in this subsection shall preclude the limitation or alteration if and when adequate provision shall be made by law for the protection of the owners and holders. The finance authority as agent for the state is authorized to include this pledge and undertaking for the state in these obligations.

           CGS Section 16-245j(b).

           Section 10 of Article I of the United States Constitution provides, in part, that "no state shall . . . pass any . . . law impairing the obligation of contracts" (the "Contract Clause"). The Contract Clause protects contractual obligations from impairment by enactment of state law, including State constitutional amendments. ALLIED STRUCTURAL STEEL CO. V. SPANNAUS, 438 U.S. 234
(1978); UNITED STATES TRUST CO. V. NEW JERSEY, 431 U.S. 1 (1977). Case law makes clear that the principle precluding impairment of private contractual rights applies equally to the state legislatures and to the electorate in the exercise of its direct legislative powers. CONTINENTAL ILL.

NAT'L BANK & TRUST CO. OF CHICAGO V. WASHINGTON, 696 F.2d 692 (9th Cir. 1983). It is our opinion that, upon issuance of the Certificates, by virtue of the statutory language quoted above, the Restructuring Legislation will give rise to enforceable contractual obligations for the benefit of the Certificateholders. Accordingly, any attempt by the State to repeal or amend the Restructuring Legislation or enact other legislation that affects the transition property in a manner that prevents the payment of the Certificates on a timely basis in our opinion would constitute a substantial impairment of the contractual rights of the Certificateholders.

           The courts, however, have held that the provisions of the Contract Clause would not apply to state laws, the enactment of which constitutes a reasonable and necessary exercise of a state's sovereign power to serve an important public purpose. SEE, E.G., UNITED STATES TRUST CO., SUPRA, 431 U.S. at 15, 19-20. There have been numerous cases in which legislative or popular concerns with the burden of taxation or governmental charges have led to the adoption of legislation reducing or eliminating taxes or charges that supported bonds or other contractual obligations entered into by public instrumentalities. Such concerns by themselves have not, however, been considered sufficient justification for a substantial impairment of the security of such bonds or obligations provided by the taxes or governmental charges involved. Instead, case law demonstrates that the complete impairment of a municipal bond obligation will not be tolerated, although a narrowly-tailored impairment may be upheld if it can be shown to be necessary to advance an important public interest, such as addressing the concerns of a "great public calamity." SEE, E.G., HOME BLDG. & LOAN ASS'N V. BLAISDELL, 290 U.S. 398, 439-41 (1934). The United States Supreme Court has consistently refused to permit the complete destruction of a governmental entity's obligation to repay a debt. As one commentator has noted: "Despite the Supreme Court's general disinterest in the Contract Clause, the Court has invalidated virtually every legislative impairment of municipal or local indebtedness that has come before it in the last fifty years." SEE Barton H. Thompson, Jr., "The History of the Judicial Impairment `Doctrine' and Its Lessons for the Contract Clause," 44 Stan. L. Rev. 1373, 1463 (1992). Although the Certificates have certain characteristics not found in more traditional municipal obligations, impairments of the Certificates should nonetheless be viewed by the courts with the same critical scrutiny applied in the past.

           Based upon such case law, absent a demonstration by the State that an impairment is narrowly-tailored and is necessary to advance an important public interest, such as responding to the concerns of a "great public calamity," it is our opinion that the State could not repeal or amend the Restructuring Legislation or take any action, or refuse to take any action required by the State under its pledge and agreement with the Certificateholders (described above), if such repeal or amendment, or such action or inaction, would substantially impair the rights of the Certificateholders. Under Connecticut law, the voters of the state do not have referendum or initiative powers.

           We have been asked whether, under either the Takings Clause of the United States Constitution or the Connecticut Constitution, the State of Connecticut, in the exercise of its executive or legislative powers, could repeal or amend the Restructuring Legislation or the Financing Order or take any action in contravention of its pledge described above, without paying just compensation to the Certificateholders.

           The Fifth Amendment of the United States Constitution states, "nor shall private property be taken for public use, without just compensation." In a similar fashion, article first,ss.11 of the Connecticut Constitution provides that "[t]he property of no person shall be taken for public use, without just compensation therefor." "Both the Connecticut and the federal constitutional provisions limit the right to compensation to those instances in which there has been a taking of private property." LUF V. TOWN OF SOUTHBURY, 188 Conn. 336, 342
n.4 (1982); SEE BRECCIAROLI V. CONNECTICUT COMMISSIONER OF ENVIRONMENTAL PROTECTION, 168 Conn. 349, 354 (1975). The Connecticut Supreme Court has stated that it has "never interpreted the two provisions to require different analysis." BAUER V. WASTE MANAGEMENT OF CONNECTICUT, INC., 234 Conn. 221, 250
n.16 (1995).

           The purpose of the Takings Clause "is to prevent the government from forcing some people alone to bear public burdens which, in all fairness and justice, should be borne by the public as a whole." EASTERN ENTERPRISES V. APFEL, 524 U.S. 498, 522 (1998). The Fifth Amendment is made applicable to state action via the Fourteenth Amendment. WEBB'S FABULOUS PHARMACIES, INC. V. BECKWITH, 449 U.S. 155, 160 (1980). The Takings Clause covers both tangible and intangible property. RUCKELSHAUS V. MONSANTO CO., 467 U.S. 986, 1000-1004
(1984). Challenges to legislation pursuant to the Takings Clause are essentially decided on an ad hoc factual basis. PENN CENTRAL TRANSP. CO. V. CITY OF NEW YORK, 438 U.S. 104, 124 (1978). The courts have recognized the power of a governmental entity to take property, which may be exercised even if it results in an impairment of a contract of such governmental entity, provided just compensation is paid. CONTRIBUTORS TO THE PENNSYLVANIA HOSPITAL V. CITY OF PHILADELPHIA, 245 U.S. 20, 23-24 (1917).

           Generally, a regulation constitutes a taking if it denies a property owner economically viable use of that property, which is determined by three factors: (i) the character of the governmental action; (ii) the "economic impact of the regulation on the claimant"; and (iii) "the extent to which the regulation has interfered with distinct investment-backed expectations." PENN CENTRAL, 438 U.S. at 124.

           The first factor requires the court to examine "the purpose and importance of the public interest reflected in the regulatory imposition" and "to balance the liberty interest of the private property owner against the Government's need to protect the public interest through imposition of the restraint." LOVELADIES HARBOR, INC. V. U.S., 28 F.3d 1171, 1176 (Fed. Cir.
1994); SEE KEYSTONE BITUMINOUS COAL ASS'N V. DEBENEDICTIS, 480 U.S. 470 (1987).

           The second factor incorporates the principle enunciated by Justice
Holmes: "Government hardly could go on if to some extent values incident to property could not be diminished without paying for every such change in the general law." PENNSYLVANIA COAL CO. V. MAHON, 260 U.S. 393, 413 (1922); LOVELADIES, 28 F.3d at 1176-77. "[N]ot every destruction or injury to property by governmental action has been held to be a 'taking' in the constitutional sense." ARMSTRONG V. U.S., 364 U.S. 40, 48 (1960). Diminution in property value alone, thus, does not constitute a taking; there must be serious economic harm.

           The third factor is "a way of limiting takings recoveries to owners who could demonstrate that they bought their property in reliance on a state of affairs that did not include the challenged regulatory regime." LOVELADIES, 28 F.3d at 1177. The burden of showing such interference is a heavy one. KEYSTONE, 480 U.S. at 493. Thus, a reasonable investment-backed expectation "must be more than a 'unilateral expectation or an abstract need.'" RUCKELSHAUS, 467 U.S. at 1005. Further, "legislation readjusting rights and burdens is not unlawful solely because it upsets otherwise settled expectations." USERY V. TURNER ELKHORN MINING CO., 428 U.S. 1, 16 (1976). "[T]he fact that legislation disregards or destroys existing contractual rights does not always transform the regulation into an illegal taking....This is not to say that contractual rights are never property rights or that the Government may always take them for its own benefit without compensation." CONNOLLY V. PENSION BENEFIT GUARANTY CORP., 475 U.S. 211, 224 (1986). In order to sustain a claim under the Takings Clause, the private party must show that it had a "reasonable expectation" at the time the contract was entered that it "would proceed without possible hindrance" arising from changes in government policy. CHANG V. U.S., 859 F.2d 893, 897 (Fed. Cir. 1988).

           The outcome of any claim that interference by the State of Connecticut with the value of the transition property without just compensation is unconstitutional, would likely depend on factors such as the state interest furthered by that interference, the extent of financial loss to Certificateholders caused by that interference and the extent to which courts would consider that Certificateholders had a reasonable expectation that changes in government policy and regulation would not interfere with their investment.

           In our opinion, under either the Takings Clause of the United States Constitution or the Connecticut Constitution, the State of Connecticut, in the exercise of its executive or legislative powers, could not repeal or amend the Restructuring Legislation or the Financing Order or take any other action in contravention of its pledge quoted above without paying just compensation to the Certificateholders, as determined by a court of competent jurisdiction, if doing so would constitute a permanent appropriation of a substantial property interest of the Certificateholders in the transition property and deprive the Certificateholders of their reasonable expectations arising from their investments in the Certificates. There is no assurance, however, that even if a court were to award just compensation it would be sufficient to pay the full amount of principal of and interest on the Certificates.

           The opinions expressed above are based upon existing case law (none of which addresses the specific facts presented herein), and do not constitute a guarantee of the outcome of any particular litigation. Moreover, there can be no assurance that, through the legislative or executive process, a repeal or an amendment of the Restructuring Legislation, the Financing Order or other action in contravention of the pledge described above would not be approved. In such an event, costly and time consuming litigation may ensue, adversely affecting, at least temporarily, the price and liquidity of the Certificates.

           We consent to the filing of this opinion as an exhibit to the SPE's Registration Statement on Form S-3 (Registration No. 333-53866), to the use of our name wherever appearing in such Registration Statement and any amendment thereto with respect to such opinion and to the disclosure regarding this opinion in the related prospectus and any related prospectus supplement. In giving the foregoing consent, however, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

           We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

                                Very truly yours,

                                /s/ Pullman & Comley, LLC